Exhibit 10.5

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $1,500,000	Dated as of March 20, 2018 New York, New York

Tiberius Acquisition Corporation, a Delaware corporation and blank check company (the “Maker”), promises to pay to the order of Lagniappe Ventures LLC, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000) in lawful money of the United States of America, on the terms and conditions described below.  Except for the optional conversion described below in Section 1(b), all payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.            Principal; Optional Conversion Into Warrants.

(a)          The principal balance of this Note shall be payable by the Maker on the date that the Maker consummates its initial business combination, as described in the Maker’s registration statement No. 333-223098 (the “Registration Statement”) prepared in connection with its IPO (as defined below; such initial business combination, the “IBC”; such date the “Maturity Date”). The principal balance may not be prepaid, and is only payable to Payee upon consummation by the Maker of the IBC. Except as described in the Registration Statement, under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

(b)          At the Payee’s option, on the Maturity Date, the Payee may elect to convert all or any portion of this Note into that number of warrants (the “Conversion Warrants”) equal to: (i) the portion of the principal amount of the Note being converted pursuant to this Section 1(b), divided by (ii) $1.00, rounded up to the nearest whole number. The Conversion Warrants, the shares of Common Stock underlying the Conversion Warrants and any other equity security of Maker issued or issuable with respect to the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization (the “Warrant Shares”), shall be entitled to the registration rights set forth below.

(b)          Upon any complete or partial conversion of the principal balance of this Note, (i) such principal balance shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Warrants, (iii) Maker shall promptly deliver a new duly executed Note to the Payee with the principal balance that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall deliver to Payee the Conversion Warrants, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and the Payee and applicable state and federal securities laws.

(c)          The Payee shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Warrants upon conversion of this Note pursuant hereto; provided, however, that the Payee shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Payee in connection with any such conversion.

(d)          The Conversion Warrants shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

(e)          Each Conversion Warrant shall have the same terms and conditions as the warrants issued by the Maker to its public stockholders in the IPO, as described in the Registration Statement, except that they will be non-redeemable and exercisable on a cashless basis so long as they are held by the Payee or its permitted transferees such as (a) Maker’s officers or directors, any affiliates or family members of any of Maker’s officers or directors, any members of Payee, or any affiliates of Payee or any of its members, (b) in the case of an individual, by gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in the event of Maker’s liquidation; or (f) by virtue of the laws of Delaware or Payee’s limited liability company agreement.

2.            Interest. No interest shall accrue or be charged by Payee on the unpaid principal balance of this Note.  Any interest that accrues on the principal balance of this Note while in the Trust Account shall either (a) be paid to the Maker’s public stockholders upon Maker’s dissolution or liquidation or shall (b) be paid to Maker or its successors upon consummation of the IBC for use as working capital and shall not be considered due and owing to Payee.

3.            Drawdowns. Maker and Payee agree that Maker may request One Million Five Hundred Thousand ($1,500,000) to fund the Maker’s Trust Account (as defined below) to a value of $10.10 per public share sold in the IPO (the “Trust Account Funding Level”), on the date of the consummation of the IPO, solely for deposit into the Trust Account. The remaining undrawn principal of this Note may be drawn down on the date of the consummation of the underwriter’s overallotment option in connection with the IPO, solely for deposit into the Trust Account to ensure that the Trust Account Funding Level is maintained at $10.10 per share sold in the IPO, in an amount proportionate to the exercise of such overallotment option. Once an amount is drawn down under this Note, it shall not be available for future drawdown. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any payments under this Note.

4.            Application of Payments; No Repayment. All payments (or conversions into warrants, as applicable) shall be applied to the reduction of the unpaid principal balance of this Note.  In the event no IBC is consummated by the Maker, the principal balance hereunder held in the Trust Account, as well as any interest earned thereon while such principal balance is in the Trust Account, shall be distributed solely to the Maker’s public stockholders upon the Maker’s liquidation or dissolution.

5.            Events of Default. The following shall constitute an event of default, but only following the date of a consummation of an IBC and to the extent any amounts under this Note remain outstanding (“Event of Default”):

(a)           Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the date specified above.

(b)          Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)          Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6.            Remedies.

(a)          Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)          Upon the occurrence of an Event of Default specified in Sections 5(b) and 5(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.            Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.            Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and except as set forth herein agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.            Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10.          Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS WHOLLY PERFORMED WITHIN THE BORDERS OF SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.          Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.          Trust Waiver.  Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) to be established in which the proceeds of the initial public offering (the “IPO”) to be conducted by the Maker (including the deferred underwriters discounts and commissions) and the proceeds of the sale of the warrants to be issued in a private placement to occur prior to the closing of the IPO are to be deposited, as described in greater detail in the Registration Statement, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

13.          Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

14.          Assignment.  No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

15.          Registration Rights.          (a)          Reference is made to that certain Registration Rights Agreement between the Maker and the parties thereto, dated as of March 15, 2018 (the “Registration Rights Agreement”). All capitalized terms used in this Section 15 shall have the same meanings ascribed to them in the Registration Rights Agreement.

(b)          The holders (“Holders”) of the Conversion Warrants (or the Warrant Shares) shall be entitled to one Demand Registration, which shall be subject to the same provisions as set forth in Section 2.1 of the Registration Rights Agreement.

(c)          The Holders shall also be entitled to include the Conversion Warrants (or the Warrant Shares) in Piggyback Registrations, which shall be subject to the same provisions as set forth in Section 2.2 of the Registration Rights Agreement; provided, however, that in the event that an underwriter advises the Maker that the Maximum Number of Securities has been exceeded with respect to a Piggyback Registration, the Holders shall not have any priority for inclusion in such Piggyback Registration.

(d)          Except as set forth above, the Holders and the Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

TIBERIUS ACQUISITION CORPORATION

By:	/s/ Andrew J. Poole
Name: Andrew J. Poole
Title: Chief Investment Officer